EX-23(d)


Friedman
Alpren &                                                           1700 Broadway
Green LLP                                                     New York, NY 10019
Certified Public Accountants and Consultants                        212-582-1600
                                                               Fax: 212-265-4761
                                                                 www.nyccpas.com



                         CONSENT OF INDEPENDENT AUDITORS


       We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated, December 11, 2003, October 31, 2003 and August 15, 2003 with respect to the (i) statement of revenues and certain expenses of the property located at 3 Hutton Centre for the year ended December 31, 2002,
(ii) statement of revenues and certain expenses of the properties located at 1255 and 1277 Treat Boulevard for the year ended December 31, 2002, (iii) statement of revenues and certain expenses of 3475 Piedmont Road for the year ended December 31, 2002, (iv) statement of revenues and certain expenses of 915 L Street for the year ended December 31, 2002, (v) statement of revenues and certain expenses of 161 North Clark Street for the year ended December 31, 2002, and (vi) statement of revenues and certain expenses of Rainier Corporate Park for the year ended December 31, 2002, respectively, in the Registration Statement (on Form S-1) and related prospectus of TIAA Real Estate Account for the offer and sale of interests in the TIAA Real Estate Account, a variable option offered through certain TIAA annuity contracts.

                                    /s/ Friedman Alpren & Green LLP

April 27, 2004